CERTIFICATION PUSUANT TO RULE 30A-2 UNDER THE
INVESTMENT COMPANY ACT OF 1940

I, Barry Ziskin, certify that:

1. I have reviewed this report on Form N-SAR of the Z Seven Fund;

2. Based on my knowledge, the report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report;

3. Based on my knowledge, the financial information included in the report, and the financial statements on which the financial information is based, fairly present in all material respects the financial condition, results of operations, changes in net assets, and cash flows (if the financial statements are required to include a statement of cash flows) of the registrant as of, and for, the periods presented in the report.

August 30, 2002

\s\Barry Ziskin
Barry Ziskin, President and Treasurer